Exhibit 10.34

Avery Dennison Corporate Headquarters	8080 Norton Parkway Mentor, Ohio 44060 P +1 404-534-6000

November 14, 2024

Danny G Allouche
[Address]
[Address]
[Address]

Dear Danny:

I am very pleased to confirm your appointment as SVP, Chief Strategy and Development Officer & Interim Chief Financial Officer, effective November 15, 2024, reporting to me. This is an Executive Level 3 position and is subject to approval by the Board of Directors (the “Board”).

Your compensation package will be reviewed in February 2025 as part of our annual process. As a result, your compensation remains as follows for now:

Base Salary: Your annualized rate of pay will remain ILS 1,680,000, paid pursuant to customary local payroll practices. Your next salary adjustment, if any, will be effective April 2025. Subsequent salary reviews will be conducted in April of each year, or on another date designated by the Company for a given year.

AIP Award: You will continue to be eligible to participate in the Company’s Annual Incentive Plan (“AIP”), with a target AIP opportunity of 50% of base salary, subject to applicable withholdings. The AIP, including eligibility criteria, may change at any time, with or without notice, in accordance with applicable law and at the discretion of the Company.

Long-Term Incentive (LTI): You will continue to be eligible for an annual LTI award with a target opportunity of 120% of base salary. Executive LTI awards are currently delivered via a mix of Performance Units and Market-Leveraged Stock Units. The LTI program, including eligibility criteria, may change at any time, with or without notice, in accordance with applicable law and at the discretion of the Company.

Other Benefits and Obligations: Your vacation entitlement remains as is. You will continue to be a participant in the Avery Dennison Executive Severance Plan and any other plans generally offered to Level 3 executives. You will also continue to be subject to the Avery Dennison Stock Ownership Policy.

US-Related Expenses: While serving as Interim Chief Financial Officer, you may be required to travel to the US for extended periods of time. As a result, the Company will pay for your accommodation, meals, incidentals and any net income tax increase as a result of

Exhibit 10.34

Avery Dennison Corporate Headquarters	8080 Norton Parkway Mentor, Ohio 44060 P +1 404-534-6000

your additional time spent in the US. The Company will also pay pre-approved expenses for up to four (4) family visits from now through February 2025.
Section 16 Designation: Effective November 15, 2024, you will be designated as a Section 16 officer under U.S. securities laws. As a result, you will have obligations to report any transactions you make with respect to Company stock within two business days of the transaction. In addition to these reporting requirements, you can be subject to civil liability for certain “short-swing” transactions. You should discuss these matters with the Company’s Corporate Secretary.
As a condition of your appointment, we need to receive a signed and dated copy of this letter.

If you have any questions, please let me know.

Sincerely,

/s/ Deon Stander
Deon Stander
President & CEO

cc: Deena Baker-Nel, SVP & CHRO

Accepted by: /s/ Danny Allouche

Date: November 14, 2024